Exhibit 99.1

FOR RELEASE AT 8:00 AM ET	For more information, contact:
DECEMBER 19, 2006	Thomas F. Rose,
VP and Chief Financial Officer

Wendy Crites Wacker, APR
Corporate Communications
wwacker@rtix.com

Phone (386) 418-8888

REGENERATION TECHNOLOGIES, CRYOLIFE ENTER INTO EXCHANGE AND SERVICE AGREEMENT

RTI To Focus on Orthopedic Sports Medicine Business

ALACHUA, Fla. (Dec. 19, 2006) Regeneration Technologies, Inc., (RTI) (Nasdaq: RTIX), a Florida-based processor of biologic implants, and CryoLife, Inc., (NYSE: CRY) a biomaterials and biosurgical device company, today announced that they have entered into an exchange and service agreement respecting their orthopedic and cardiovascular activities.

According to the agreement, CryoLife will cease accepting donated human orthopedic tissues for processing on Jan. 1, 2007 and will work to transition existing arrangements for recovery of human orthopedic tissue to RTI. Likewise on Jan. 1, 2007, RTI will cease accepting donated human cardiovascular tissues for processing and will work to transition its arrangements for recovery of human cardiovascular tissue to CryoLife. Certain physical assets will also be transferred between the parties. No cash was exchanged in the transaction.

“We are very enthusiastic about this agreement and the benefits it will bring to our recovery agencies, surgeons and patients,” said Brian K. Hutchison, RTI chairman, president and chief executive officer. “These gifts of donated tissue will be prepared for transplantation with best-in-class technologies and maximized to help as many patients as possible. RTI will now be better able to meet the demand for our sports medicine implants, sterilized through our proprietary BioCleanse® process. In turn, CryoLife will be better able to meet the demand for their cardiac and vascular implants.”

“This agreement will allow each gift of donated cardiac, vascular and orthopedic tissue to be processed by an organization that has a greater focus on surgeries utilizing that specific type of donated tissue, thereby improving how these gifts are processed for their intended purpose,” said Steven G. Anderson, president and chief executive officer, CryoLife, Inc. Mr. Anderson added,

“CryoLife will now sharpen its corporate focus on its core business of developing and providing innovative products and preserved tissues to cardiac and vascular surgeons and their patients.”

RTI will continue to distribute its existing cardiovascular tissue inventory and CryoLife will continue to distribute its existing orthopedic tissue inventory through June 30, 2008. After that date, CryoLife will become entitled to distribute RTI’s remaining cardiovascular tissue inventory and RTI will become entitled to distribute CryoLife’s remaining orthopedic tissue inventory through Dec. 31, 2008. Under the agreement, from July 1, 2008 through Dec. 31, 2016, CryoLife has agreed not to market or solicit orders for certain human orthopedic tissues for sports injuries and RTI has agreed not to market or solicit orders for human cardiac and vascular tissues.

RTI Investor Conference Call

RTI will hold a live conference call and simultaneous audio web cast on Tuesday, Dec. 19, 2006 at 4:30 p.m. ET to discuss this announcement. The conference call can be accessed by dialing 800-857-9091, passcode RTIX. The web cast can be accessed through the investor section of RTI’s web site at www.rtix.com. A telephone replay of the call will be available through Jan. 19, 2007 and can be accessed by calling 800-835-8067; the replay will also be available at www.rtix.com.

About Regeneration Technologies, Inc.

RTI processes allograft and xenograft tissue into shaped implants for use in orthopedic and other surgeries with a commitment to science, safety and innovation.

RTI also holds the patents on BioCleanse®, the only proven tissue sterilization process validated to eliminate viruses, bacteria, fungi and spores from tissue without impacting the structural or biomechanical integrity of the tissue. The company has distributed more than half a million allograft implants sterilized with the BioCleanse process with zero incidence of infection. RTI is accredited by the American Association of Tissue Banks and was named a 2004 Technology Pioneer by the World Economic Forum.

About CryoLife, Inc.

Founded in 1984, CryoLife, Inc. is a leader in the processing and distribution of implantable living human tissues for use in cardiovascular and vascular surgeries throughout the United States and Canada. The Company’s BioGlue® Surgical Adhesive is FDA approved as an adjunct to sutures and staples for use in adult patients in open surgical repair of large vessels. BioGlue is also CE marked in the European Community and approved in Canada and Australia for use in soft tissue repair. The Company also distributes the CryoLife-O’Brien® stentless porcine heart valve and the SG Model 100 vascular graft, which are CE marked for distribution within the European Community. For additional information about the company, visit CryoLife’s Web site: http://www.cryolife.com.

Except for historical information, any statements made in this press release about the company’s anticipated financial results, future operational results, regulatory approvals or changes to the company’s agreements with its distributors are forward-looking statements subject to risks and uncertainties, such as those described in the company’s public filings on file with the Securities and Exchange Commission. Actual results may differ materially from anticipated results reflected in these forward-looking statements. Copies of the company’s SEC filings may be obtained by contacting the company or the SEC or by visiting RTI’s web site at www.rtix.com or the SEC’s web site at www.sec.gov.

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